EXHIBIT 99.1

Contact:	Julie Wood
510-262-8757

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

RICHMOND, CALIF. (May 5, 2004) — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) reported a net loss of $8.2 million, or $0.25 per share, for the quarter ended March 31, 2004, compared with a net loss of $10.7 million, or $0.47 per share, for the same quarter in 2003. These results reflect higher clinical development and marketing expenditures for Onyx’s lead product candidate, BAY 43-9006, offset by reduced expenses as a result of the 2003 termination of its therapeutic virus program. BAY 43-9006 is an orally active small molecule anticancer compound in codevelopment with Bayer Pharmaceuticals Corporation.

As of March 31, 2004, the company had cash, cash equivalents and marketable securities of $248.3 million compared to $105.4 million at December 31, 2003. In February 2004, the company raised net cash proceeds of $148.4 million in a public offering of its common stock. Onyx sold 4,685,693 shares at $33.75 per share pursuant to an effective registration statement previously filed with the Securities and Exchange Commission.

For the quarters ended March 31, 2004 and 2003, Onyx reported no revenue. Research and development costs decreased by $2.3 million in the first quarter of 2004 versus the comparable period last year. This was the result of a decrease of $4.0 million of expenses associated with the therapeutic virus program, partially offset by increased expenses of $1.7 million related to the development of BAY 43-9006. Expenses associated with BAY 43-9006 may fluctuate from quarter to quarter due to variability of costs associated with clinical trials and third-party vendors.

Onyx Pharmaceuticals is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including BAY 43-9006 with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s website at www.onyx-pharm.com.

This press release contains forward-looking statements regarding expectations about the development of BAY 43-9006. These forward-looking statements involve a number of risks and uncertainties that could cause actual events to differ from the company’s expectations. These risks are addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K filed on March 15, 2004 and its Quarterly Reports on Form 10-Q.

(see attached tables)

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ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003
	(unaudited)	(unaudited)
Total revenue	$—	$—
Operating expenses:
Research and development	6,730	9,037
Marketing	289	80
General and administrative	1,686	1,302
Restructuring	—	442

Total operating expenses	8,705	10,861

Loss from operations	(8,705)	(10,861)
Interest income, net	524	173

Net loss	$(8,181)	$(10,688)

Basic and diluted net loss per share	$(0.25)	$(0.47)

Shares used in computing basic and diluted net loss per share	32,555	22,697

CONDENSED BALANCE SHEET
(in thousands)

	March 31,	Dec. 31,
	2004	2003
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$248,265	$105,400
Other current assets	2,786	3,045

Total current assets	251,051	108,445
Property and equipment, net	286	285
Other assets	416	408

Total assets	$251,753	$109,138

Liabilities and stockholders’ equity
Current liabilities	$15,252	$15,619
Advance from partner	20,000	20,000
Stockholders’ equity	216,501	73,519

Total liabilities and stockholders’ equity	$251,753	$109,138

(1)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.